SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              NYMEX Holdings, Inc.
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
                         (Title of Class of Securities)

                                    62948N104
                                 (CUSIP Number)

                                 August 13, 2008
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)




     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


                              (Page 1 of 10 Pages)

CUSIP No. 62948N104                    13G                Page 2 of 10 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            The Children's Investment Fund Management (UK) LLP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                              England
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                          0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                          4,861,373
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                          0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                          4,861,373
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                          4,861,373
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                          5.1%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                          PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 62948N104                   13G                  Page 3 of 10 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            The Children's Investment Fund Management (Cayman) Ltd.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)     SEC USE ONLY
-----------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                               Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                          0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                          4,861,373
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                          0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                          4,861,373
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                          4,861,373
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                          5.1%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                          CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 62948N104                 13G                  Page 4 of 10 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            The Children's Investment Master Fund
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                             Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                          0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                          4,861,373
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                          0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                          4,861,373
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                          4,861,373
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                          5.1%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                            CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 62948N104                  13G                   Page 5 of 10 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                             Christopher Hohn
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                             United Kingdom
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                          0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                          4,861,373
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                          0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                          4,861,373
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                          4,861,373
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                          5.1%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                          IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 62948N104                 13G                   Page 6 of 10 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is NYMEX Holdings, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at One North End Avenue, World Financial Center, New York, NY 10282-1101.

Item 2(a).     Name of Person Filing:

     This statement is filed by:

        (i) The Children's Investment Fund Management (UK) LLP, a United Kingdom limited liability partnership ("TCIF UK");

        (ii) The Children's Investment Fund Management (Cayman) Ltd., a Cayman Islands exempted company ("TCIF");

        (iii) The Children's Investment Master Fund, a Cayman Islands exempted company (the "TCI Fund"); and

        (iv) Christopher Hohn (collectively with TCIF UK, TCIF and the TCI Fund, the "Reporting Persons").

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of each of the Reporting Persons is:

        (i) TCIF UK: 7 Clifford Street, London, W1S 2WE, United Kingdom;

        (ii) TCIF: PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies;

        (iii) The TCI Fund: PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies; and

        (iv) Mr. Hohn: 7 Clifford Street, London, W1S 2WE, United Kingdom.

CUSIP No. 62948N104                  13G                   Page 7 of 10 Pages

Item 2(c).  Citizenship:

            TCIF UK is a limited liability partnership organized under the laws of the United Kingdom. TCIF and the TCI Fund are exempted companies organized under the laws of the Cayman Islands. Mr. Hohn is a citizen of the United Kingdom.

Item 2(d).  Title of Class of Securities:

     Common Stock, $0.01 par value per share (the "Shares")

Item 2(e).  CUSIP Number:

     62948N104

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)  [ ] Broker or dealer registered under Section 15 of the Act,

          (b)  [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the
                   Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e)  [ ] Investment Adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box:  [x]

CUSIP No. 62948N104                  13G                  Page 8 of 10 Pages

Item 4.   Ownership.

          (a)  Amount beneficially owned:

               As of August 13, 2008, each Reporting Person may be deemed to beneficially own 4,861,373 Shares.

          (b)  Percent of class:

               Approximately 5.1%, calculated based on 94,790,125 Shares issued and outstanding as of August 7, 2008, as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed on August 11, 2008.

          (c)  Number of Shares as to which each Reporting Person has:

               (i)   Sole power to vote or direct the vote: 0
               (ii)  Shared power to vote or direct the vote: 4,861,373
               (iii) Sole power to dispose or direct the disposition: 0
               (iv)  Shared power to dispose or direct the disposition:
                     4,861,373

              The Shares reported herein are directly beneficially owned by the TCI Fund. The TCI Fund falls under the management of both TCIF and TCIF UK. Christopher Hohn is the Managing Partner of TCIF UK and the 100% owner of TCIF. By virtue of these relationships, each Reporting Person may be deemed to beneficially own the Shares owned by the TCI Fund.

Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.


Item 8.   Identification and Classification of Members of the Group.

          Not applicable.


Item 9.   Notice of Dissolution of Group.

          Not applicable.


Item 10.  Certification.

          Each of the Reporting Persons hereby makes the following certification:

CUSIP No. 62948N104                   13G                Page 9 of 10 Pages

     By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Exhibits:

Exhibit I:  Joint Acquisition Statement, dated August 22, 2008


                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  August 22, 2008


                                         THE CHILDREN'S INVESTMENT FUND
                                                 MANAGEMENT (UK) LLP

                                         /s/ Christopher Hohn
                                         ------------------------------
                                         Christopher Hohn
                                         Managing Partner

                                         THE CHILDREN'S INVESTMENT FUND
                                                 MANAGEMENT (CAYMAN) LTD.

                                         /s/ David DeRosa
                                         ------------------------------
                                         David DeRosa
                                         Director

                                         THE CHILDREN'S INVESTMENT MASTER FUND

                                         /s/ David DeRosa
                                         ------------------------------
                                         David DeRosa
                                         Director


                                         /s/ Christopher Hohn
                                         ------------------------------
                                         Christopher Hohn

CUSIP No. 62948N104                  13G                   Page 10 of 10 Pages


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

          The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  August 22, 2008


                                         THE CHILDREN'S INVESTMENT FUND
                                                 MANAGEMENT (UK) LLP

                                         /s/ Christopher Hohn
                                         ------------------------------
                                         Christopher Hohn
                                         Managing Partner

                                         THE CHILDREN'S INVESTMENT FUND
                                                 MANAGEMENT (CAYMAN) LTD.

                                         /s/ David DeRosa
                                         ------------------------------
                                         David DeRosa
                                         Director

                                         THE CHILDREN'S INVESTMENT MASTER FUND

                                         /s/ David DeRosa
                                         ------------------------------
                                         David DeRosa
                                         Director


                                         /s/ Christopher Hohn
                                         ------------------------------
                                         Christopher Hohn